EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com
Del Frisco’s Restaurant Group, Inc. Reports Preliminary and Unaudited
Fourth Quarter 2018 Sales Results
Del Frisco’s expects consolidated revenues between $124.3 million and $124.7 million for the 13-week fourth quarter 2018, representing a 23.8% to 24.2% increase compared to $100.4 million for the 16-week fourth quarter 2017. All results exclude any contributions from Sullivan’s, which was sold in the third quarter of 2018, and which sale is reflected as discontinued operations for the fourth quarter of 2017. The increase is due primarily to $34.3 million in contributions from Barcelona Wine Bar and bartaco (together, “Emerging Brands”), which were acquired on June 27, 2018, and offset by three fewer calendar weeks in the fourth quarter of 2018 compared to the fourth quarter of 2017 as a result of our change in the fiscal quarter calendar.
Comparable Restaurant Sales

	Total	Double Eagle	Barcelona	Bartaco	Del Frisco’s Grille
Comparable Restaurant Sales	0.2%	(0.1)%	1.9%	1.6%	(0.8)%
Fourth Quarter 2018 Development

•	A Del Frisco’s Double Eagle Steakhouse restaurant in San Diego, CA.

•	A bartaco restaurant in each of Fort Point, MA, and Dallas, TX.

•	A Del Frisco’s Grille restaurant in each of Philadelphia, PA and Fort Lauderdale, FL.
These openings contributed to a record nine restaurant openings in 2018 consisting of three Del Frisco’s Double Eagle Steakhouses, three Del Frisco’s Grilles, and post-acquisition three bartacos. There were an additional three restaurant openings at Emerging Brands, consisting of one Barcelona Wine Bar and two bartacos, in 2018 prior to the acquisition. These restaurants will contribute meaningfully to our Adjusted EBITDA growth in 2019 and beyond.
Norman Abdallah, Chief Executive Officer of Del Frisco's, said, “Slightly positive comparable restaurant sales during the fourth quarter reflected weaker trends in November than October as we rolled over new menu launches and marketing support from 2017 but an upswing in December has encouragingly carried over year-to-date in 2019 across all four brands. Similar to the third quarter, Double Eagle’s comparable restaurant sales primarily reflected sales transfer from the Boston Double Eagle to the new Boston Back Bay Double Eagle, and would have increased 1.5% excluding this planned sales transfer. Private dining sales during the fourth quarter at Double Eagle and Grille rose 8.9% and 13.8% on a comparable basis, respectively, reflecting the strength of the business customer despite volatile capital markets as we effectively marketed our improved banquet menu offerings and focused on ensuring a flawless experience from beginning to end.”
About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, Del Frisco's Restaurant Group, Inc. is a collection of 73 restaurants across 16 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco's Grille.
Del Frisco's Double Eagle Steakhouse serves flawless cuisine that's bold and delicious, and offers an extensive award-winning wine list and level of service that reminds guests that they're the boss. Barcelona serves tapas both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.BarcelonaWineBar.com, www.bartaco.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors leading thereto may include, without limitation, uncertainties as to the structure, terms, and timing of any strategic transaction resulting from the strategic review and whether it will be completed, the impact of any such strategic transaction on Del Frisco’s, whether the strategic benefits of any such strategic transaction can be achieved, general economic conditions, conditions in the markets that the Company is engaged in, behavior of customers, suppliers, and competitors, and the legal and regulatory rules affecting Del Frisco’s. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may,” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations, or other characterizations of future events, circumstances, or results, including all statements related to the review of strategic alternatives for Del Frisco’s, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Del Frisco’s Annual Report on Form 10-K for the year ended December 26, 2017 and its Quarterly Report on Form 10-Q for the period ended September 25, 2018 under headings such as “Forward-Looking Statements”, “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events.